EXHIBIT 99.1

PriceSmart Announces Third Quarter Results

SAN DIEGO, CA (July 15, 2005) - PriceSmart, Inc. (NASDAQ: PSMT, www.pricesmart.com) today announced its results of operations for the third quarter of fiscal year 2005 which ended on May 31, 2005.

For the third quarter of fiscal 2005, total revenues increased 16.2% to $169.6 million from $146.0 million in the third quarter of fiscal year 2004. Net warehouse club sales increased 16.7% to $165.9 million in the current quarter from $142.2 million in the third quarter of fiscal year 2004. The Company had an operating loss of $9.1 million in the quarter compared to an operating loss of $6.0 million in the same period last year. Third quarter fiscal 2005 net loss attributable to common shareholders was $13.1 million or ($0.53) per diluted share compared to a net loss attributable to common shareholders of $7.5 million or ($1.01) per diluted share in the third quarter of fiscal 2004.

Reviewing the results, PriceSmart recorded its highest third quarter sales in the Company’s history. The Company’s gross margin percentage for the third quarter was less than a year ago primarily due to the reduction of licensing fees from the Company’s former China licensee, but warehouse operating expenses as a percent of sales were less than last year. The Company’s cash position remains strong, ending the quarter with $30.3 million in cash and cash equivalents. During the third quarter, the Company paid down $32.3 million in long and short term debt and ended the quarter with a current ratio (current assets divided by current liabilities) of 1.29.

Regarding noteworthy charges recognized in the period, the Company incurred $8.2 million of asset impairment and closure costs, including a non-cash charge of $7.1 million to write-down the value of the long lived assets (leasehold improvements and furniture and equipment) at the Company’s U.S. Virgin Islands warehouse club location. The USVI operation has shown strong sales growth during the past few months, but the projected operating cash flows were insufficient to maintain the carrying value of those assets, necessitating the write-down. Also included in asset impairment and closure costs are charges totaling $633,000 related to the Company’s previously closed locations in Guatemala and the Philippines. The Company reached agreements to sublease both of these locations in the quarter.

The Company also recognized a $603,000 charge related to the planned issuance of 75,212 shares of the Company’s common stock as consideration for the termination of an option to purchase certain parcels of land previously granted to a related party in 2001.

For the first nine months of fiscal 2005, total revenues increased 10.8% to $509.0 million from $459.5 million in the first nine months of fiscal 2004 and net warehouse sales increased 11.2% during that same period. For the first nine months of fiscal 2005, the Company recorded an operating loss of $6.5 million and a net loss attributable to common shareholders of $18.9 million or ($1.02) per diluted share. During the same nine month period in fiscal 2004, the Company recorded an operating loss of $11.3 million and a net loss attributable to common shareholders of $18.9 million, or ($2.61) per diluted share.

The Company had 26 warehouse clubs in operation at the end of the third quarter (excluding 3 unconsolidated warehouse clubs in Mexico that are owned through a 50/50 joint venture, which were closed effective February 28, 2005). In the comparable period a year ago, the Company ended with 25 warehouse clubs in operation (excluding 3 unconsolidated warehouse clubs in Mexico) with the closure of its Guam location in December of 2003. The Company is the process of constructing its fourth warehouse club in San Jose, Costa Rica which is planned to be open in fiscal year 2006.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and the Philippines, selling high quality

PriceSmart, Inc. News Release (Continued)	Page 2

merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company had a substantial net loss in fiscal 2004, a net loss in the first nine months of 2005, and may continue to incur losses in future periods; if the Company fails to comply with covenants governing its indebtedness, the lenders may elect to accelerate the Company’s indebtedness and foreclosure on the collateral pledged to secure the indebtedness; the Company’s financial performance is dependent on international operations which exposes the Company to various risks; any failure by the Company to manage its widely dispersed operations could adversely affect the Company’s business; although the Company has taken and continues to take steps to improve significantly its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; the Company is currently defending litigation relating to its financial restatement; the Company faces significant competition; the Company faces difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the success of the Company’s business requires effective assistance from local business people and, as a result, existing disputes with minority interest shareholders or other disputes with local business people upon whom the Company depends could adversely affect the Company’s business; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased costs and compliance risks associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on April 14, 2005. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Certain prior period amounts may have been reclassified to confirm to the current period presentation.

For further information, please contact Robert E. Price, Interim Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.

PriceSmart, Inc. News Release (Continued)	Page 3

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2005	2004	2005	2004
Revenues:
Sales:
Net warehouse	$165,902	$142,170	$497,390	$447,379
Export	23	169	394	978
Membership income	2,647	2,232	7,533	6,512
Other income	998	1,423	3,669	4,671

Total revenues	169,570	145,994	508,986	459,540

Operating expenses:
Cost of goods sold:
Net warehouse	142,808	122,521	426,370	386,994
Export	35	167	396	998
Selling, general and administrative:
Warehouse operations	21,387	19,831	62,326	60,478
General and administrative	6,162	5,490	17,549	16,510
Preopening expenses	40	322	42	488
Asset impairment and closure costs	8,190	3,684	8,768	5,416

Total operating expenses	178,622	152,015	515,451	470,884

Operating loss	(9,052)	(6,021)	(6,465)	(11,344)

Other income (expense):
Interest income	474	581	1,766	1,849
Interest expense	(1,313)	(2,702)	(6,411)	(8,398)
Other expense, net	(185)	(25)	(427)	(117)
Income from related party	—	500	—	500

Total other expense	(1,024)	(1,646)	(5,072)	(6,166)

Loss before provision for income taxes, losses of unconsolidated affiliate and minority interest	(10,076)	(7,667)	(11,537)	(17,510)
Provision for income taxes	(3,020)	(991)	(4,041)	(1,180)
Losses of unconsolidated affiliate	(617)	(565)	(3,034)	(1,346)
Minority interest	568	2,601	402	3,610

Net loss	(13,145)	(6,622)	(18,210)	(16,426)
Preferred dividends	—	840	648	2,520

Net loss attributable to common stockholders	$(13,145)	$(7,462)	$(18,858)	$(18,946)

Loss per share – common stockholders:
Basic	$(0.53)	$(1.01)	$(1.02)	$(2.61)
Diluted	$(0.53)	$(1.01)	$(1.02)	$(2.61)
Shares used in per share computation:
Basic	24,850	7,362	18,409	7,268
Diluted	24,850	7,362	18,409	7,268

See accompanying notes.

PriceSmart, Inc. News Release (Continued)	Page 4

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31, 2005	August 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$30,269	$34,410
Short-term restricted cash	7,279	7,255
Receivables, net of allowance for doubtful accounts of $2,825 and $1,550, respectively	3,590	2,196
Merchandise inventories	65,460	62,820
Prepaid expenses and other current assets	10,740	10,185

Total current assets	117,338	116,866

Long-term restricted cash	10,798	28,422
Property and equipment, net	165,184	173,420
Goodwill	29,733	23,071
Deferred tax assets	14,475	16,009
Other assets	7,692	7,650
Long-term receivables from unconsolidated affiliate	1,586	1,316
Investment in unconsolidated affiliate	7,394	9,254

Total Assets	$354,200	$376,008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$1,932	$13,412
Accounts payable	54,663	56,148
Accounts payable to and advances received from related party	—	20,273
Accrued salaries and benefits	4,724	4,496
Deferred membership income	4,894	4,173
Income taxes payable	1,396	747
Deferred tax liabilities	743	592
Other accrued expenses	13,963	15,972
Long-term debt, current portion	8,727	16,503

Total current liabilities	91,042	132,316
Deferred rent	1,593	1,260
Accrued closure costs, net of current portion	3,634	3,932
Long-term debt, related party	—	25,000
Long-term debt, net of current portion	37,856	82,138

Total liabilities	134,125	244,646
Minority interest	2,717	3,483
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.0001 par value (stated at cost), 2,000,000 shares authorized;
Series A convertible preferred stock–20,000 shares designated, 0 and 20,000 shares issued and outstanding, respectively (liquidation preference of $0 and $21,867, respectively)	—	19,914
Series B convertible preferred stock–30,000 shares designated, 0 and 22,000 shares issued and outstanding, respectively (liquidation preference of $0 and $24,014, respectively)	—	21,975
Common stock, $.0001 par value, 45,000,000 shares authorized; 25,814,689 and 7,775,655 shares issued, respectively; and 25,380,264 and 7,339,810 shares outstanding (net of treasury shares), respectively	3	1
Additional paid-in capital	318,235	170,255
Tax benefit from exercise of stock options	3,379	3,379
Notes receivable from stockholders	(29)	(33)
Deferred compensation	(1,247)	(1,932)
Accumulated other comprehensive loss	(16,790)	(18,314)
Accumulated deficit	(76,760)	(57,902)
Less: treasury stock at cost; 434,425 and 435,845 shares, respectively	(9,433)	(9,464)

Total stockholders’ equity	217,358	127,879

Total Liabilities and Stockholders’ Equity	$354,200	$376,008

See accompanying notes.